Exhibit 3.4

INLAND RESIDENTIAL PROPERTIES TRUST, INC.

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST: The title of the document being corrected is Articles of Amendment (the “Articles”).

SECOND: The sole party to the Articles is Inland Residential Properties Trust, Inc., a Maryland corporation (the “Corporation”).

THIRD: The Articles were filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on June 1, 2015.

FOURTH: The last paragraph of Article THIRD of the Articles as previously filed with the SDAT is set forth below:

Section 8.8 Organization and Offering Expenses Limitation. The Corporation may reimburse the Business Manager and its Affiliates for Organization and Offering Expenses for up to ten and three-fourths percent (10.75%) of the Gross Proceeds allocable to sales of Class A Shares and six and one-fourth percent (6.25%) of the Gross Proceeds allocable to sales of Class T Shares incurred by the Business Manager or its Affiliates; provided, however, that the total amount of all Organization and Offering Expenses reimbursed to the Business Manager and its Affiliates shall be reasonable and shall in no event exceed ten percent (10.0%) of the Gross Proceeds of each Offering.

FIFTH: The last paragraph of Article THIRD of the Articles as corrected hereby is set forth below:

 Section 8.8 Organization and Offering Expenses Limitation. The Corporation may reimburse the Business Manager and its Affiliates for Organization and Offering Expenses for up to ten and three-fourths percent (10.75%) of the Gross Proceeds allocable to sales of Class A Shares and six and three-fourths percent (6.75%) of the Gross Proceeds allocable to sales of Class T Shares incurred by the Business Manager or its Affiliates; provided, however, that the total amount of payments deemed to be “underwriting compensation” by the Financial Industry Regulatory Authority, Inc. shall in no event exceed ten percent (10.0%) of the Gross Proceeds of each Offering.

SIXTH: The undersigned acknowledges this Certificate of Correction to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 15th day of December, 2015.

ATTEST:	INLAND RESIDENTIAL PROPERTIES TRUST, INC.

/s/ Cathleen M. Hrtanek	By:	/s/ Mitchell A. Sabshon	(SEAL)
Name: Cathleen M. Hrtanek	Name:	Mitchell A. Sabshon
Title: Secretary	Title:	President and Chief Executive Officer

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